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                                                               EXECUTION VERSION



                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                                 iVILLAGE INC.,

                          LPC ACQUISITION CORPORATION,

                         LAMAZE PUBLISHING COMPANY, INC.

                                       AND

             THE SHAREHOLDERS AND STOCK APPRECIATION UNIT HOLDERS OF

                         LAMAZE PUBLISHING COMPANY, INC.

                                  July 13, 1999


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                                TABLE OF CONTENTS

                                                                            Page


1. The Merger................................................................ 1

   1.1.     The Merger....................................................... 1

   1.2.     Closing; Effective Time.......................................... 1

   1.3.     Effect of the Merger............................................. 2

   1.4.     Certificate of Incorporation; Bylaws............................. 2

   1.5.     Directors and Officers........................................... 2

   1.6.     Effect on Capital Stock.......................................... 2

   1.7.     Surrender of Certificates........................................ 7

   1.8.     No Further Ownership Rights in LPC Capital Stock................. 8

   1.9.     Lost, Stolen or Destroyed Certificates........................... 8

   1.10.    Tax Consequences................................................. 9

   1.11.    Taking of Necessary Action; Further Action....................... 9

2. Conditions to the Merger.................................................. 9

   2.1.     Conditions to Obligations of Each Party to Effect the Merger..... 9

   2.2.     Additional Conditions to Obligations of LPC..................... 10

   2.3.     Additional Conditions to the Obligations of Parent and
            Merger Sub...................................................... 11

3. Representations and Warranties of LPC and the LPC Holders................ 13

   3.1.     Organization, Standing and Power................................ 13

   3.2.     Authority....................................................... 14

   3.3.     Governmental Authorization...................................... 14

   3.4.     Title to Property............................................... 15

   3.5.     Environmental Matters........................................... 15

   3.6.     Taxes........................................................... 16

   3.7.     Employee Benefit Plans.......................................... 17

   3.8.     Employee Matters................................................ 19

   3.9.     Insurance....................................................... 20

   3.10.    Compliance with Laws............................................ 20

   3.11.    Brokers' and Finders' Fees...................................... 20

   3.12.    Capital Structure; Title to Shares.............................. 20

   3.13.    Financial Statements............................................ 21

   3.14.    Absence of Certain Changes...................................... 21

   3.15.    Absence of Undisclosed Liabilities.............................. 21

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                              TABLE OF CONTENTS
                                 (continued)

                                                                            Page

   3.16.    Litigation...................................................... 21

   3.17.    Restrictions on Business Activities............................. 22

   3.18.    Intellectual Property........................................... 22

   3.19.    Interested Party Transactions................................... 24

   3.20.    Books and Records............................................... 24

   3.21.    Complete Copies of Materials.................................... 24

   3.22.    Material Contracts.............................................. 24

   3.23.    Inventory....................................................... 24

   3.24.    Accounts Receivable............................................. 25

   3.25.    Customers and Suppliers......................................... 25

   3.26.    Employees and Consultants....................................... 25

   3.27.    Condition and Sufficiency of Assets............................. 25

   3.28.    Representations Complete........................................ 26

4. Representations and Warrantees of Parent and Merger Sub.................. 26

   4.1.     Organization, Standing and Power................................ 26

   4.2.     Capital Structure............................................... 26

   4.3.     Authority....................................................... 27

   4.4.     SEC Documents; Financial Statements............................. 27

   4.5.     Absence of Certain Changes...................................... 28

   4.6.     Absence of Undisclosed Liabilities.............................. 28

   4.7.     Brokers' and Finders' Fees...................................... 28

   4.8.     Tax-Free Reorganization......................................... 28

5. Conduct Prior To The Effective Time...................................... 29

   5.1.     Conduct of Business............................................. 29

   5.2.     No Solicitation................................................. 31

6. Additional Agreements.................................................... 32

   6.1.     Approval of Shareholders; Waiver of Dissenter's Rights.......... 32

   6.2.     Access to Information........................................... 32

   6.3.     Confidentiality................................................. 32

   6.4.     Public Disclosure............................................... 32

   6.5.     Consents; Cooperation........................................... 33

   6.7.     Legal Requirements.............................................. 33

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                              TABLE OF CONTENTS
                                 (continued)

                                                                            Page

   6.8.     Indemnification Escrow Agreement................................ 34

   6.9.     Listing of Additional Shares.................................... 34

   6.10.    Employees....................................................... 34

   6.11.    Reorganization.................................................. 34

   6.12.    Expenses........................................................ 34

   6.13.    Registration of Shares Issued in the Merger..................... 34

   6.14.    Reasonable Commercial Efforts and Further Assurances............ 37

7. Termination, Amendment and Waiver........................................ 37

   7.1.     Termination..................................................... 37

   7.2.     Effect of Termination........................................... 38

   7.3.     Amendment....................................................... 38

   7.4.     Extension; Waiver............................................... 38

8. Indemnification and Indemnification Escrow............................... 38

   8.1.     Indemnification................................................. 38

   8.2.     General Indemnification Provisions.............................. 40

   8.3.     Right of Set-Off................................................ 42

   8.4.     Indemnification Escrow Fund..................................... 43

   8.5.     Indemnification Escrow Period; Release From
            Indemnification Escrow.......................................... 43

   8.6.     Claims Upon Indemnification Escrow Fund......................... 44

   8.7.     Objections to Claims............................................ 45

   8.8.     Resolution of Conflicts and Arbitration......................... 45

   8.9.     LPC Holders' Agent.............................................. 46

   8.10.    Actions of the LPC Holders' Agent............................... 47

9. Tax and Employee Covenants............................................... 47

   9.1.     Tax Returns..................................................... 47

   9.2.     Employee Benefit Plans.......................................... 47

10.General Provisions....................................................... 48

   10.1.    Notices......................................................... 48

   10.2.    Definitions..................................................... 49

   10.3.    Counterparts.................................................... 49

   10.4.    Entire Agreement; Nonassignability; Parties in Interest......... 49

   10.5.    Severability.................................................... 50

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                              TABLE OF CONTENTS
                                 (continued)

                                                                            Page

   10.6.    Remedies Cumulative............................................. 50

   10.7.    Governing Law; Jurisdiction..................................... 50

   10.8.    Rules of Construction........................................... 50

                                LIST OF EXHIBITS

Exhibit A         Certificate of Merger and Plan of Merger

Exhibit B         Legal Opinions

Exhibit C         Tax Opinion

Exhibit D         Tax Certificates

Exhibit E         Indemnification Escrow Agreement

Exhibit F         Investor Representation Statement

Exhibit G         Non-Competition and Non-Solicitation Statement

Exhibit H         LII Release and LII Consent

Exhibit I         LPC Holders Release

Exhibit J         Certain Registration Provisions

Exhibit K         SAU Letters, as Amended

                                      -iv-
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                      AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of July 13, 1999, by and among iVillage Inc., a Delaware corporation ("Parent"), LPC Acquisition Corporation, a Connecticut corporation and wholly owned subsidiary of Parent ("Merger Sub"), Lamaze Publishing Company, Inc., a Connecticut corporation ("LPC"), the shareholders of LPC set forth on the signature pages hereof (the "Shareholders") and the holders of LPC stock appreciation units ("Stock Appreciation Units") set forth on the signature pages hereof (the "SAU Holders"). The Shareholders and the SAU Holders are referred to collectively herein as the "LPC Holders."

                                    RECITALS

A. The Boards of Directors of LPC, Parent and Merger Sub believe it is in the best interests of their respective companies and the shareholders of their respective companies that LPC and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into LPC (the "Merger") and, in furtherance thereof, have approved the Merger.

B. Pursuant to the Merger, among other things, each outstanding share of LPC Common Stock ("LPC Common Stock") shall be converted into the right to receive the Merger Consideration (as defined in Section 1.6(a)) upon the terms and subject to the conditions set forth herein.

C. LPC, the LPC Holders, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

    1.   The Merger.

         1.1. The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger and Plan of Merger attached hereto as Exhibit A (collectively, the "Plan of Merger") and the applicable provisions of the Connecticut Business Corporation Act ("Connecticut Law"), Merger Sub shall be merged with and into LPC, the separate corporate existence of Merger Sub shall cease and LPC shall continue as the surviving corporation. LPC as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

         1.2. Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Section 2 hereof, but no later than ten business days following such

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satisfaction or waiver unless the only condition to Closing which has not been satisfied or waived is the termination of the waiting period pursuant to HSR (as defined in Section 3.2), in which case such date shall be automatically extended until the expiration of such waiting period, or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, New York, or at such other location as the parties hereto agree. At the Closing, the parties hereto shall cause the Merger to be consummated by filing the Plan of Merger with the Secretary of State of the State of Connecticut, in accordance with the relevant provisions of Connecticut Law (the time of such filing being the "Effective Time").

         1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of Connecticut Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of LPC and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of LPC and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4. Certificate of Incorporation; Bylaws.

              (a) At the Effective Time, the Certificate of Incorporation of LPC, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Connecticut Law and such Certificate of Incorporation; provided, however, that the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as set forth in the Plan of Merger attached hereto as Exhibit A.

              (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

         1.5. Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

         1.6. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, LPC or the holders of any of the following securities:

              (a) Conversion of LPC Capital Stock. Each share of LPC Common Stock issued and outstanding immediately prior to the Effective Time (the "Outstanding LPC Shares") shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive the merger consideration (the "Merger Consideration"). The Merger Consideration shall consist of that number of validly issued, fully paid and nonassessable shares of the Common Stock, $.01 par value per share, of Parent ("Parent Common Stock") equal to (i) the quotient of $86,700,000 (less the sum of: (u) subject to Section 1.6(c)(ii), an amount equal to the product obtained by multiplying the shares isssuable to Lamaze International, Inc. ("LII") under Section 1.6(c)(ii) by the Parent Share Price (defined below); (v) the outstanding debt of

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LPC to the Bank of New York at the Closing pursuant to the agreements between
LPC and the Bank of New York set forth on Schedule 3.22 hereof; (w) the outstanding debts of LPC to Norton Garfinkle and Bruce F. Failing, Jr. (collectively, the "Shareholder Lenders") set forth on Schedule 3.22 hereof; (x) the aggregate Redemption Price of the LPC stock appreciation units described on
Schedule 1.6(a) (the "Stock Appreciation Units"); (y) the amount of the BBHC Fee (as defined in Section 3.11); and (z) $22,500) divided by $46.7313 (the "Parent Share Price"), divided by (ii) the number of shares of LPC Common Stock outstanding at the Closing.

              (b)  Redemption of Stock Appreciation Units.

                   (i) Pursuant to the letter agreements in the forms attached as Exhibit K and the terms of this Agreement, immediately prior to the effectiveness of the Registration Statement, Parent shall issue to the SAU Holders in redemption of the Stock Appreciation Units set forth on
         Schedule 1.6(b), that number of validly issued, fully-paid and non-assessable shares of Parent Common Stock (rounded to the nearest whole share) equal to the number obtained by dividing the aggregate Redemption Price for such Stock Appreciation Units set forth on
         Schedule 1.6(b) by the Parent Share Price (the "SAU Shares").

                   (ii) Upon issuance thereof, Parent shall cause to be distributed to an escrow agent reasonably satisfactory to Parent and the SAU Holders (the "SAU Escrow Agent"), pursuant to an escrow agreement reasonably satisfactory to Parent and the SAU Holders, that number of SAU Shares (the "SAU Escrow Shares") with a fair market value on the date of such distribution (average of the high and low market trading prices) equal to the income tax withholding and the SAU Holders' portion of the federal, state and local employment taxes that LPC (or the employer) is required to withhold and/or pay to the appropriate governmental authorities ("Withholding Tax Amount") as a result of such issuance of the SAU Shares to the SAU Holders. In the event that an SAU Holder does not pay his or her portion of the Withholding Tax Amount within one (1) business day after the issuance of the SAU Shares, then LPC (or the employer) may direct the SAU Escrow Agent to sell an amount of such SAU Holder's SAU Escrow Shares, on behalf of the respective SAU Holder, pursuant to the terms of an escrow agreement sufficient to pay such SAU Holder's portion of the Withholding Tax Amount. Powers of attorney, the escrow agreement and related documents, as shall be reasonably satisfactory to Parent and the SAU Holders, shall be entered into by the SAU Holders prior to the filing of the Registration Statement. Proceeds of such sales shall be paid to LPC (or the employer) until the respective SAU Holder's share of the Withholding Tax Amount has been paid in full. LPC (or the employer) shall pay the Withholding Tax Amount on behalf of SAU Holders with respect to the SAU Shares in compliance with applicable Tax laws. The SAU Holders shall pay to LPC (or the employer) any additional amount necessary to assure that LPC (or the employer) has been fully reimbursed for the Withholding Tax Amount, without interest.

                   (iii) Notwithstanding any other provisions of this Agreement, including the obligations of Parent set forth in Section 6.13(a), the obligation to file the Registration Statement shall be subject to the execution and delivery of the escrow agreement, powers of attorney and related documents described in the preceding clause.

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                   (iv)  In the event that the Closing has occurred and the
         Registration Statement is not effective within 12 months thereafter, any SAU Holder may require Parent to issue such SAU Holder in redemption of the Stock Appreciation Units: (a) cash in an amount sufficient to pay the Withholding Tax Amount due as a result of such redemption by the SAU Holder, subject to a maximum amount equal to such SAU Holder's pro rata share of One Million Five Hundred Thousand Dollars ($1,500,000), which shall be withheld by Parent on behalf of LPC (or the employer) and used to pay the Withholding Tax Amount with the applicable governmental authorities, and (b) that number of validly issued, fully-paid and non-assessable unregistered shares of Parent Common Stock (rounded to the nearest whole share) equal to the number obtained by dividing the aggregate Redemption Price for the Stock Appreciation Units by the Parent Share Price and then multiplying by 66.05%. In the event that the amount of cash paid by Parent pursuant to the preceding clause (i) is insufficient to pay the Withholding Tax Amount, then such SAU Holder shall make arrangements satisfactory to Parent to pay the Withholding Tax Amount shortfall, and the Parent Common Stock to be delivered to the SAU Holder pursuant to the preceding clause (ii) shall not be delivered to the SAU Holder until such arrangements have been made.

              (c)  Other Issuances.

                   (i) At the Effective Time, Parent shall issue to BBHC (as defined in Section 3.11) the number of validly issued, fully paid and non-assessable shares of Parent Common Stock (rounded to the nearest whole share) equal to the quotient obtained by dividing the BBHC Fee by the Parent Share Price.

                   (ii) At the Effective Time, subject to the written direction of the LPC Holders' Agent (as defined in Section 8.9) prior to the filing of the Registration Statement, Parent shall issue to LII the number of validly issued, fully paid and non-assessable shares of Parent Common Stock (rounded to the nearest whole share) as shall be directed by the LPC Holders' Agent, provided that the maximum number of shares to be issued to LII shall not exceed 27,273 shares of the shares otherwise issuable to the Shareholders hereunder. In the event the LPC Agent does not direct Parent to issue such shares, no deduction shall be made pursuant to Section 1.6(a)(u) above. In the absence of any direction by the LPC Holders' Agent, no shares shall be issued to LII.

                   (iii) At the Effective Time, at the option of the respective Shareholder Lenders exercisable in writing prior to the filing of the Registration Statement, Parent shall issue to each Shareholder Lender cash in the amount of LPC's debt to such Shareholder Lender set forth on Schedule 3.22 hereof (the "Holder Debt") or the number of validly issued, fully paid and non-assessable shares of Parent Common Stock (rounded to the nearest whole share) equal to the quotient obtained by dividing the Holder Debt to such Shareholder Lender by the Parent Share Price. In the absence of any such written election by a Shareholder Lender prior to the filing of the Registration Statement, the Parent shall provide cash to such Shareholder Lender in satisfaction of the Holder Debt.

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                   (iv)  Notwithstanding anything in this Agreement to the
         contrary, no shares of Parent Common Stock issued pursuant to Section 1.6(c)(i) or (ii), respectively, shall be registered pursuant to the Registration Statement unless BBHC, in the case of Section 1.6(c)(i) or LII, in the case of Section 1.6(c)(ii), shall have agreed to comply in writing prior to the filing of the Registration Statement and have complied with the provisions of Section 6.13 and Exhibit J hereof as if such parties were LPC Holders hereunder. In the event of such agreement, each of BBHC and LPC shall be considered an "LPC Holder" solely for the purposes of said section and Exhibit.

                   (v) Notwithstanding anything in this Agreement to the contrary, it shall be solely the obligation of the LPC Holders to fulfill the obligations to LII with respect to any fee or other compensation due to LII in connection with the transactions contemplated by this Agreement.

              (d) Cancellation of LPC Common Stock Owned by Parent. At the Effective Time, each share of LPC Common Stock, if any, owned by Parent or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

              (e) Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

              (f)  Adjustments to Consideration.

                   (i) The Merger Consideration, the Parent Share Price, and the number of shares issuable hereunder to the SAU Holders, to BBHC and to LII shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or LPC Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or LPC Common Stock, or any merger or consolidation of Parent with any other entity, occurring prior to the Effective Time, or, with respect to the SAU Holders, the issuance of the SAU Shares.

                   (ii) (a) The aggregate number of shares issuable hereunder to the LPC Holders, BBHC and LII shall be decreased by the quotient obtained by dividing (x) the amount by which at Closing (A) the sum of cash and accounts receivable (less doubtful accounts and cash or accounts receivable relating to deferred revenue) of LPC is less than
         (B) the sum of accounts payable and accrued expenses (less accounts payable or accrued expenses related to prepaid expenses) of LPC (provided however, that all expenses related to this Agreement and the transactions contemplated hereby (including without limitation, legal, accounting, financial advisor and other fees of LPC and the Shareholders) shall be the obligation of, and (except as explicitly set forth herein) be paid directly by, the LPC Holders and shall not be obligations of LPC); by (y)

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         $46.7313 (the "Adjustment Amount"). Notwithstanding the foregoing, any adjustment shall exclude the effect of reserves for Taxes within those categories which are the subject of a reserve in the proposed Registration Financial Statements (defined below) previously delivered to the parties hereto; provided however such Taxes shall be subject to indemnification pursuant to Section 8.1(c). Such adjustment shall be determined based on a balance sheet as of the Closing (the "Closing Balance Sheet"). The LPC Holders acknowledge and agree that the Closing Balance Sheet shall be prepared by Parent according to generally accepted accounting principles and in a manner consistent with the LPC audited financial statements prepared in compliance with SEC rules and regulations which have been prepared by Parent's accountants for inclusion in the Registration Statement (as defined in Section 6.13(a)) (the "Registration Statement Financials"), and that such Closing Balance Sheet will reflect adjustments to the Financial Statements (as defined in Section 3.13) consistent with those in the Registration Statement Financial Statements. The Closing Balance Sheet shall be prepared as soon as practicable after the Closing and delivered within sixty (60) days after the Closing to the LPC Holders' Agent, together with appropriate backup information as shall be reasonably requested by the LPC Holders' Agent. If the LPC Holders' Agent does not dispute the Closing Balance Sheet within five (5) business days of delivery of the Closing Balance Sheet, by written notice (such notice must contain a statement of the basis of the LPC Holders' objection), then the Closing Balance Sheet will be used in computing the Adjustment Amount. If the LPC Holders' Agent gives such notice of objection, then the issues in dispute will be submitted to an independent nationally recognized accounting firm (the "Accountants") for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) each of Parent and the LPC Holders will bear 50% of the fees of the Accountants for such determination.

                         (b) On the third business day following the final
determination of the Adjustment Amount, LPC Holders shall pay the Adjustment Amount by offset against the Indemnification Escrow Fund to the extent available, and the remainder, if any, in cash; provided however, that after the Registration Statement becomes effective, the LPC Holders shall satisfy such obligations by payment in the amount of shares equal to the Adjustment Amount divided by $46.7313, which shares shall, at the option of Parent, be sold by the LPC Holders. The proceeds of such sale net of transaction expenses approved by Parent shall be paid to Parent and deemed to satisfy such Adjustment Amount in full.

              (g) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each person to which Parent Common Stock is to be issued hereunder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such person) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the

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product of (i) such fraction, multiplied by (ii) the Parent Share Price. The fractional share interests of each person shall be aggregated, so that no person shall receive cash in respect of fractional share interests in an amount greater than the value of one full share of Parent Common Stock.

              (h) Certificate Legends. The shares of Parent Common Stock to be issued pursuant to this Section 1 shall bear the following legends and any other legends required by state securities laws:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES OR "BLUE-SKY" LAWS. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. ADDITIONALLY, THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AGREEMENT AND PLAN OF REORGANIZATION DATED AS OF JULY 13, 1999 AMONG iVILLAGE INC., LPC, ACQUISITION CORPORATION, LAMAZE PUBLISHING COMPANY AND THE OTHER SIGNATORIES THERETO AND NO TRANSFER OF THESE SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF iVILLAGE INC."

; provided however, that any shares of LPC Common Stock issued hereunder which are not deposited into the Escrow Fund shall not be legended with the last two sentences thereof.

         1.7. Surrender of Certificates.

              (a) Notwithstanding any other provision of this Section 1.7, each holder of a certificate theretofore evidencing shares of LPC Common Stock, each holder of a Stock Appreciation Unit submitted for redemption, BBHC and LII shall have the right at the Effective Time, in person or by its designated representative, to receive from Parent, at the offices of Orrick, Herrington & Sutcliffe LLP as aforesaid (or at such other location as the parties hereto agree), a certificate representing the shares of Parent Common Stock to be issued to it hereunder (less the number of shares of Parent Common Stock to be deposited into an indemnification escrow fund (the "Indemnification Escrow Fund") on such holder's behalf pursuant to an Indemnification Escrow Agreement in the form attached as Exhibit E (the "Indemnification Escrow Agreement") and Sections 1.7(c) and 8 hereof), registered in its name, together with a check in an amount sufficient to permit payment of cash in lieu of any fractional shares pursuant to Section 1.6(f).

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              (b)  Transfers of Ownership. At the Effective Time, the stock transfer books of LPC shall be closed and there shall be no further registration of transfers of LPC Common Stock thereafter on the records of LPC. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and will otherwise be in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

              (c)  Indemnification Escrow.

                   (i) As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 8 hereof, Parent shall cause to be distributed to the Indemnification Escrow Agent (as defined in Section 8.4 hereof) and held in escrow a certificate or certificates representing fifteen percent (15%) of the sum of (A) the number of shares obtained by dividing: (I) the aggregate Merger Consideration plus all debt to the Shareholder Lenders by (II) the Parent Share Price and (B) shares issued to BBHC and LII (which shall be registered in the name of the Indemnification Escrow Agent as nominee for the holders of Certificates canceled pursuant to this
         Section 1.7 or of Stock Appreciation Units, as the case may be). Such shares shall be beneficially owned by such holders pro rata on the basis of their respective proportions of the aggregate Merger Consideration plus cash and shares issued to the Shareholder Lenders.

                   (ii) As soon as practicable after the effectiveness of the Registration Statement, and subject to and in accordance with the provisions of Section 8 hereof, Parent shall cause to be distributed to the Indemnification Escrow and held in escrow a certificate or certificates representing fifteen percent (15%) of the shares issued in redemption of the Stock Appreciation Units which are not SAU Escrow Shares. Such shares shall be registered in the name of the Indemnification Escrow Agent as nominee for the SAU Holders. Such shares shall be beneficially owned by such holders.

         1.8. No Further Ownership Rights in LPC Capital Stock. The Merger Consideration delivered upon the surrender for exchange of Certificates in accordance with the terms hereof (including any dividends, distributions or cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of LPC Common Stock represented by such Certificates, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of LPC Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.

         1.9. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof such

Merger Consideration (and dividends, distributions and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost stolen or destroyed.

         1.10. Tax Consequences. For Federal income tax purposes, the parties intend that the Merger be treated as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, by reason of Section 368(a)(2)(E) of the Code, and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code. No party shall take a position on any tax return or reports inconsistent with this Section 1.10, and each party shall use its reasonable efforts to maintain such reporting in the context of an audit. Each party shall give the other parties prompt notice of any challenges or investigations undertaken by any taxing agency in connection with such reporting, and shall keep such other parties fully informed of all aspects of such ongoing challenge or investigation. The parties shall not take any action, except as expressly provided in this Agreement, that would be inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and shall each use its best efforts to cause the business combination to be effected by the Merger to be qualified as a reorganization within the meaning of Section 368(a) of the Code.

         1.11. Taking of Necessary Action; Further Action. Each of the LPC Holders, Parent, Merger Sub and LPC will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of LPC and Merger Sub, the officers and directors of LPC and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

    2.   Conditions to the Merger.

         2.1. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

              (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which could have a Material Adverse Effect (as defined in Section 9.2) on either Parent, Surviving Corporation, or on Parent combined with the

Surviving Corporation or on any Shareholder after the Effective Time, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

              (b) Governmental Approval. Parent, LPC and Merger Sub and their respective subsidiaries and each Shareholder shall have timely obtained from each Governmental Entity (as defined in Section 3.2) all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act of 1933, as amended (the "Securities Act"), under state securities laws, and under HSR other than any filing and approval relating to the Merger or affecting Parent's ownership of LPC or any of its properties if failure to obtain such approval, waiver or consent would not have a Material Adverse Effect on Parent or on Parent combined with the Surviving Corporation or on any Shareholder after the Effective Time.

         2.2. Additional Conditions to Obligations of LPC. The obligations of LPC to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by
LPC:

              (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects and except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date (which shall be true and correct in all material respects as of such date or period), and except for changes therein contemplated or permitted by this Agreement) on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time and Parent and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

              (b) Certificate of Parent. LPC shall have been provided with a certificate executed on behalf of Parent by its President and its Chief Financial Officer to the effect that, as of the Effective Time:

                   (i) all representations and warranties made by Parent and Merger Sub under this Agreement are true and complete in all material respects as set forth in Section 2.2(a) (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects as of the date of this Agreement and as of the date of Closing); and

                   (ii) all covenants, obligations and conditions of this Agreement to be performed by Parent and Merger Sub on or before such date have been so performed in all material respects.

              (c) Legal Opinion. LPC shall have received a legal opinion from Parent's legal counsel substantially in the form of Exhibit B-l hereto.

              (d) Tax Opinion. The Shareholders shall have received a tax opinion of Krugman & Kailes LLP, substantially in the form of Exhibit C hereto, such opinion to be supported by tax certificates supplied by the Parent and LPC substantially identical to those included in Exhibit D.

              (e) Nasdaq Listing. The Parent Common Stock to be issued in the merger shall have been authorized for listing on the Nasdaq/National Market System upon official notice of issuance.

              (f) Registration Statement. The Registration Statement shall have been filed with the SEC in accordance with the Securities Act of 1933; and LPC and the LPC Holders shall have received Parent's certificate to the effect that it has obtained the approval of the majority of the holders of rights of registration described in Section 6.13 hereof.

              (g) Bank of New York Obligations. The personal guaranties of Bruce P. Failing and Norton Garfinkle to the Bank of New York described on
Schedule I to the letter agreement dated May 18, 1999 between Parent, the Shareholders and LPC (the "Letter Agreement"), the Hypothecation Agreements listed on Schedule 3.22 hereto and the pledge of the Outstanding LPC Shares pursuant to the Security Agreement listed on Schedule 3.22 hereto shall have been released; and the Bank of New York shall have approved the satisfaction of the LPC debts to the Shareholder Lenders.

         2.3. Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

              (a) Representations, Warranties and Covenants. (i) The representations and warranties of LPC and the LPC Holders in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true and correct in all respects and except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date (which shall be true and correct in all material respects as of such date or period), and except for changes therein contemplated or permitted by this Agreement) on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time and (ii) LPC and the LPC Holders shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

              (b) Certificate of LPC. Parent shall have been provided with a certificate executed on behalf of LPC by its President and Chief Financial Officer and each of the LPC Holders to the effect that:

                   (i) all representations and warranties made by LPC and the LPC Holders under this Agreement were true and correct in all material respects as set forth in Section 2.3(a) (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) as of the date of this Agreement and on and as of the Closing; and

                   (ii) all covenants, obligations and conditions of this Agreement to be performed by LPC and/or the LPC Holders on or before the Closing Date have been so performed in all material respects.

              (c) Third Party Consents. Parent shall have been furnished with evidence reasonably satisfactory to it of the consent or approval of those persons whose consent or approval is required in connection with the Merger. The parties agree that the consent of LII in the form included in Exhibit H hereto is satisfactory to Parent.

              (d) Legal Opinion. Parent shall have received a legal opinion from the LPC Holder's and LPC's legal counsel in substantially the form of Exhibit B-2.

              (e) Indemnification Escrow Agreement. Parent, Merger Sub, LPC, Indemnification Escrow Agent and the LPC Holders' Agent (as defined in Section
8.9 hereof) shall have entered into an Indemnification Escrow Agreement in the form attached hereto as Exhibit E.

              (f) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, prospects, operations or results of operations of LPC taken as a whole since December 31, 1998.

              (g) Investor Representation Statement. Each of the LPC Holders shall have delivered to Parent a signed Investor Representation Statement in substantially the form attached hereto as Exhibit F and each such Statement shall be in full force and effect.

              (h) Employment Agreements and Non-Competition and Non-Solicitation Agreements. Virginia Cargill and Douglas Bivona shall have accepted employment with the Surviving Corporation pursuant to the terms of the employment agreements with LPC reasonably satisfactory to Parent, LPC and such employees and shall have entered into Non-Competition, Non-Disclosure and Assignment of Inventions Agreements substantially in the form attached hereto as Exhibit G.

              (i) Dissenters' Rights. None of the holders of the LPC Common Stock outstanding immediately prior to the Effective Time shall be eligible for dissenters' rights.

              (j) LII Release and LII Consent. Parent shall have received from Lamaze International, Inc. ("LII") an executed release and an executed consent in substantially the forms attached hereto as Exhibit H which shall continue in full force and effect as of the Closing.

              (k) Shareholder Approval. This Agreement and the Merger shall be approved and adopted by the shareholders of LPC by the requisite vote or written consent under applicable law and LPC's Certificate of Incorporation.

              (l) Release. Parent shall have received from each of the LPC Holders an executed release in substantially the form of Exhibit H hereto.

              (m) Title to Shares. The Outstanding LPC Shares shall be free from liens and other encumbrances, including without limitation, hypothecation pursuant to the agreements described on Schedule I of the Letter Agreement.

              (n) Employee Plans. LPC shall have terminated the Lifetime Institute 401(k) Profit-Sharing Plan. LPC shall have terminated the Lamaze Publishing Company, Inc. Group Health Plan effective immediately prior to the Closing such that no claims accruing from and after the Closing will be payable pursuant to the Lamaze Publishing Company, Inc. Group Health Plan. LPC shall have terminated its Severance Policy prior to the Closing.

              (o) Shareholder Agreement. The Shareholder Agreement dated as of August 9, 1990, among the Shareholders shall have been terminated.

              (p) Obligations to Shareholders. All of the debts and other obligations of LPC to Bruce Failing, Jr. and to Norton Garfinkle shall have been satisfied.

              (q) LPC Holder Certificate. Prior to the Closing, each LPC Shareholder shall deliver to Parent an affidavit required by Section 1445(b) of the Code in the form included in Exhibit D hereto.

    3. Representations and Warranties of LPC and the LPC Holders. Except as disclosed in a document of even date herewith and delivered by LPC to Parent prior to the execution and delivery of this Agreement referencing the particular Section of this Agreement to which exception is being taken (the "LPC Disclosure Schedule"), LPC and the LPC Holders jointly and severally represent and warrant to Parent and Merger Sub as follows:

         3.1. Organization, Standing and Power. LPC is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. LPC has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on LPC. LPC has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of LPC each as amended to date, to Parent. LPC is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. LPC has no subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

         3.2. Authority.

              (a) LPC Authority. LPC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of LPC. The affirmative vote of the holders of the shares of LPC's Common Stock outstanding on the record date for the written consent of Shareholders relating to this Agreement is the only vote of the holders of any of LPC's capital stock necessary under Connecticut Law to approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by LPC and constitutes the valid and binding obligation of LPC enforceable against LPC in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by LPC does not, and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (i) any provision of the Certificate of Incorporation or Bylaws of LPC, as amended, or (ii) any material mortgage, indenture, lease, credit agreement, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to LPC or any of its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to LPC in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Plan of Merger, together with the required officers' certificates, as provided in
Section 1.2, (ii) filings required under the Securities Act and Connecticut Law,
(iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iv) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"); and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on LPC and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

              (b) LPC Holder's Authority. Each LPC Holder has full right, power and authority to enter into, perform and consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each LPC Holder and is a legal, valid and binding obligation of each LPC Holder, enforceable against each LPC Holder in accordance with its terms except that such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity.

         3.3. Governmental Authorization. LPC has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which LPC currently operates or holds any interest in any of its properties or (ii) that is required for the operation of LPC's business or the holding of any such interest and all of such authorizations are in full force and effect except where the failure to obtain or have any such authorizations could not reasonably be expected to have a Material Adverse Effect on LPC.

         3.4. Title to Property. LPC has good and marketable title to all of its properties, interests in properties and assets, real and personal of the nature to be reflected on a balance sheet under generally accepted accounting principles, reflected on the LPC balance sheet dated as at December 31, 1998 (the "LPC Balance Sheet") or acquired after December 31, 1998 (the "LPC Balance Sheet Date") (except properties, interests in properties and assets sold or otherwise disposed of since the LPC Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the LPC Balance Sheet. Each reference to an LPC Balance Sheet in this Agreement shall be a reference to a balance sheet delivered by LPC to Parent hereunder and included in the Financial Statements (defined in Section 3.13). The plants, property and equipment of LPC that are used in the operations of their businesses are in all material respects in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of LPC are reflected in the LPC Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. All leases to which LPC is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such leases have been provided to Parent. LPC owns no real property. The LPC Disclosure Schedule sets forth a true and complete list of all real property leased by LPC. Assuming the due execution and delivery thereof by the other parties thereto, all such real property leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies all such of real property leases have been provided to Parent.

         3.5. Environmental Matters.

              (a)  The following terms shall be defined as follows:

                   (i) "Environmental Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

                   (ii) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

              (b) LPC is not and has not been in violation of any Environmental Law relating to the properties or facilities of LPC at which any part of LPC's business is or has been conducted. LPC has not used, generated, manufactured or stored on or under any part of its properties or facilities at which any part of LPC's business is or has been conducted, or transported to or from any part thereof, any Hazardous Materials in violation of any applicable Environmental Laws. There has not been any presence, disposal, or release of any Hazardous Materials on, from or under any part of LPC's properties or facilities at which any part of LPC's business is or has been conducted. No civil, criminal or administrative action, proceeding or investigation is pending against LPC, or to LPC's knowledge, threatened against LPC, and LPC is not aware of any facts or circumstances which could form the basis for assertion of a claim or liability, regarding non-compliance with Environmental Laws relating to LPC's business.

         3.6. Taxes. LPC and each other corporation (if any) included in any consolidated or combined Tax return in which LPC has been included (i) have filed and will file, in a timely and proper manner, consistent with applicable laws, all Federal, state and local Tax returns and Tax reports required to be filed by them through the Closing Date (the "LPC Returns") with the appropriate governmental agencies in all jurisdictions in which LPC Returns are required to be filed and have timely paid or will timely pay all amounts shown thereon to be due; (ii) have paid and shall timely pay all Taxes of LPC (or such other corporation) required to have been paid by LPC (or such other corporation) on or before the Closing Date; and (iii) currently are not the beneficiary of an extension of time within which to file any Tax return or Tax report. All such LPC Returns were and will be correct and complete at the time of filing. All Taxes of LPC attributable to all taxable periods ending on or before the Closing Date, to the extent not required to have been previously paid, have been adequately provided for on the LPC Balance Sheet as of December 31, 1998 and the LPC Balance Sheet as of March 31, 1999 (as appropriate) and LPC will not accrue a Tax liability for December 31, 1998 up to and including the Closing Date, other than a Tax liability accrued in the ordinary course of business. LPC has not been notified by the Internal Revenue Service (the "IRS") or any state, local or foreign taxing authority that any issues have been raised (and are currently pending) in connection with any LPC Return, and no waivers of statutes of limitations have been given with respect to LPC that are still in effect. Except as contested in good faith and disclosed in Section 3.6 of the LPC Disclosure Schedule, any deficiencies asserted or assessments (including interest and penalties) made as a result of any examination by the IRS or by any other taxing authorities of any LPC Return have been fully paid or are adequately provided for on the LPC Balance Sheet as of December 31, 1998 and the LPC Balance Sheet as of March 31, 1999 (as appropriate) and LPC has received no notification that any proposed additional Taxes have been asserted. LPC is, has always been, and immediately prior to the Closing will be, an S corporation within the meaning of Section 1361 of the Code. LPC has not made an election to be treated as a "consenting corporation" under Section 341(f) of the Code. LPC has not agreed to, nor is it required to, make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. LPC will not incur a Tax liability resulting from LPC ceasing to be a member of a consolidated or combined group that had previously filed consolidated, combined or unitary Tax returns. LPC is not a party to any agreement or contract with any "disqualified individual" (as defined in Section 280G(c) of the Code) that, by reason of the transactions contemplated hereby and occurring on or prior to the Closing Date or taking into account any other agreements or contracts currently in effect between LPC and such disqualified individual, will result in the disallowance of any deduction for any payment under such agreement or contract as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code). The Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c) of the Code. Each LPC Holder who is a natural person, and the beneficiaries of each trust which is a LPC Holder, is a citizen of the United States. Each trust which is a Shareholder is and at all relevant times has been a permissible shareholder of an S corporation as set forth in Section 1361(c)(2) LPC has complied with all applicable laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under any state or foreign laws) and has, within the time and in the manner required by law, withheld from employee wages and paid over to proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

                  As used in this Agreement: "Tax" means any of the Taxes and "Taxes" means, with respect to any entity, (A) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, exercise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such entity and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable law) of another entity or a member of an affiliated or combined group.

         3.7. Employee Benefit Plans.

              (a) Schedule 3.7 lists, with respect to LPC and any trade or business (whether or not incorporated) which is treated as a single employer with LPC (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")),
(ii) all loans to a non-officer employee in excess of $10,000 in the aggregate to each such employee, all loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of LPC and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of LPC of greater than $10,000 in the aggregate remain for the benefit of or relating to, any present or former employee, consultant or director of LPC (together, the "LPC Employee Plans").

              (b) LPC has furnished to Parent a copy of each of the LPC Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each LPC Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any LPC Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination, or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. LPC has also furnished Parent with the most recent IRS determination or opinion letter issued with respect to each such LPC Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any LPC Employee Plan subject to Code Section 401(a).

              (c)  (i)   None of the LPC Employee Plans promises or provides
retiree medical or other retiree welfare benefits to any person; (ii) to the knowledge of LPC, there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any LPC Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on LPC; (iii) to the knowledge of LPC, each LPC Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect on LPC, and LPC and each subsidiary or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of and have no knowledge of any material default or violation by any other party to, any of the LPC Employee Plans; (iv) to the knowledge of LPC, neither LPC nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the LPC Employee Plans; (v) all material contributions required to be made by LPC or any subsidiary or ERISA Affiliate to any LPC Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each LPC Employee Plan for the current plan years; (vi) with respect to each LPC Employee Plan, no "reportable event" within the meaning of
Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; and (vii) no LPC Employee Plan is covered by, and neither LPC nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each LPC Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, LPC has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such LPC Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of LPC is threatened, against or with respect to any such LPC Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither LPC nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

              (d) With respect to each LPC Employee Plan, LPC has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder and (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not in the aggregate, have a Material Adverse Effect on LPC.

              (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of LPC, any LPC subsidiary or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider.

              (f) There has been no amendment to, written interpretation or announcement (whether or not written) by LPC, or other ERISA Affiliate relating to, or change in participation or coverage under, any LPC Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in LPC's financial statements.

         3.8. Employee Matters. LPC is in compliance with all currently applicable laws and regulations respecting discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, except for such noncompliance as has not and would not reasonably be expected to have had a Material Adverse Effect on LPC, and is not engaged in any unfair labor practice. There are no pending claims against LPC under any workers' compensation plan or policy or for long term disability. LPC has no material obligations under COBRA with respect to any former employees or beneficiaries thereunder. There are no proceedings pending or, to the knowledge of LPC, threatened, between LPC and its employees, which proceedings have or could reasonably be expected to have a Material Adverse Effect on LPC. LPC is not a party to any collective bargaining agreement or other labor union contract nor does LPC know of any activities or proceedings of any labor union to organize its employees. There has been no claim against LPC based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortuous conduct, nor, to LPC's knowledge, is there any basis for such claim. In addition, LPC has provided all employees with all relocation benefits, stock options, bonuses and incentives, and all other compensation earned up through the date of this Agreement.

         3.9. Insurance. LPC has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of LPC. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and LPC is otherwise in compliance with the terms of such policies and bonds. LPC has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

         3.10. Compliance with Laws. LPC has complied with, is not in violation of and has not received any notices of violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on LPC.

         3.11. Brokers' and Finders' Fees. LPC has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, except for fees and expenses incurred (the "BBHC Fee") to Brown Brothers Harriman & Co. ("BBHC").

         3.12. Capital Structure; Title to Shares.

               (a) Capital Structure. The authorized capital stock of LPC consists of 40,000 shares of LPC Common Stock, of which 36,478 shares were issued and outstanding as of the close of business on July 11, 1999. All outstanding shares of LPC Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of LPC or any agreement to which LPC is a party or by which it is bound. Except for the rights created pursuant to this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which LPC is a party or by which it is bound obligating LPC to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of LPC capital stock or obligating LPC to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no other contracts, commitments or agreements relating to voting, purchase or sale of LPC's capital stock (i) between or among LPC and any of its shareholders and (ii) to LPC's knowledge, between or among any of LPC's shareholders. All shares of outstanding LPC Common Stock were issued in compliance with all applicable federal and state securities laws.

               (b) Title to Shares. Each Shareholder has good and valid title to the shares of LPC Common Stock held by such Shareholder, free and clear of any lien, pledge, charge, security interest, encumbrance, title retention agreement, hypothecation, adverse claim, option, or equity. The shares of LPC Common Stock owned by the Shareholders constitute all of the issued and outstanding capital stock of LPC. At the Effective Time, good and valid title to all of the then outstanding shares of LPC Common Stock will have been acquired by Parent, free and clear of all liens, pledges, charges, security interests, encumbrances, title retention agreements, hypothecations, adverse claims, options, or equities whatsoever, other than any created by Parent or Merger Sub.

         3.13. Financial Statements. LPC has delivered to Parent its audited financial statements (balance sheet, statements of changes in shareholders' equity (deficiency), statements of operations, and statements of cash flows) for each of its fiscal years ended December 31, 1996, December 31, 1997 and December 31, 1998 respectively, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) as at and for the three (3) month period ended March 31, 1999 (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present the consolidated financial condition and operating results of LPC as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments which, in the aggregate, are not material. LPC maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

         3.14. Absence of Certain Changes. Since the LPC Balance Sheet Date, LPC has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to LPC; (ii) any acquisition, sale or transfer of any material asset of LPC other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by LPC or any revaluation by LPC of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of LPC or any direct or indirect redemption, purchase or other acquisition by LPC of any of its shares of capital stock; (v) any material contract entered into by LPC, other than in the ordinary course of business and as provided to Parent, or any material amendment or termination of, any material contract to which LPC is a party or by which it is bound; (vi) any amendment or change to the Certificate of Incorporation or Bylaws of LPC; (vii) any increase in or modification of the compensation or benefits payable or to become payable by LPC to any of its directors or employees or (viii) any negotiation or agreement by LPC to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and negotiations which have concluded without resulting in any agreement). At the Effective Time, there will be no accrued but unpaid dividends on shares of LPC's capital stock.

         3.15. Absence of Undisclosed Liabilities. LPC has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the LPC Balance Sheet, and (ii) those incurred in the ordinary course of business since December 31, 1998 and not required to be set forth on the face of the LPC Balance Sheet under generally accepted accounting principles.

         3.16. Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of LPC, threatened against LPC or any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on LPC. There is no judgment, decree or order against LPC, or, to the knowledge of LPC, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on LPC. All litigation to which LPC is a party (or, to the knowledge of LPC, threatened to become a party) is disclosed in the LPC Disclosure Schedule.

         3.17. Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon LPC which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or proposed business practice of LPC, any acquisition of property by LPC or the conduct of business by LPC as currently conducted or as proposed to be conducted by LPC.

         3.18. Intellectual Property.

               (a) LPC owns and has good and marketable title to, or is licensed or otherwise possesses legally enforceable rights to use, all patents, patent applications, trademarks, trade names, service marks, copyrights (whether registered or unregistered), and any applications therefor, maskworks, maskwork applications, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), client lists and tangible or intangible proprietary information or material ("Intellectual Property") that are used or currently proposed to be used in the business of LPC as currently conducted or as proposed to be conducted by LPC, except to the extent that the failure to have such rights has not had and would not reasonably be expected to have a Material Adverse Effect on LPC. LPC is the exclusive owner or exclusive licensee of all Intellectual Property, and in particular, without limitation, LPC holds the exclusive and perpetual license to use the "Lamaze" name on commercial consumer oriented publications and other communications in all forms of media as set forth in the agreements listed on Schedule 3.18. LPC has not granted any licenses to others with regard to any of the Intellectual Property.

               (b) Schedule 3.18 lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which LPC is a party and pursuant to which any person is authorized to use any Intellectual Property and
(iii) all licenses, sublicenses and other agreements as to which LPC is a party and pursuant to which LPC is authorized to use any third party patents, trademarks or copyrights, know-how or other Intellectual Property, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any LPC product or which are used in connection with any services offered by or performed by LPC.

               (c) There is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of LPC, any trade secret material of LPC, or any Intellectual Property right of any third party to the extent licensed by or through LPC, by any third party, including any employee or former employee of LPC. LPC has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in sales agreements arising in the ordinary course of business. There are no royalties, fees or other payments payable by or to LPC by or to any Person by reason of the ownership, use, sale or disposition of Intellectual Property.

               (d) LPC is not and will not be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, the breach of which would have a Material Adverse Effect on LPC.

               (e) All patents, registered trademarks, service marks and copyrights held or exclusively licensed by LPC are valid and subsisting. LPC is not infringing, misappropriating or making unlawful use of, and has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party. LPC has not (i) been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, tradenames, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (ii) brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

               (f) To LPC's knowledge, no employee or independent contractor of LPC is in violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with LPC.

               (g) LPC has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Intellectual Property (except such Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all proprietary assets. All use, disclosure or appropriation of material Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information") owned by LPC by or to a third party has been pursuant to the terms of a written agreement between LPC and such third party, or is so identified on Schedule 3.18. All use, disclosure or appropriation of material Confidential Information not owned by LPC has been pursuant to the terms of a written agreement between LPC and the owner of such Confidential Information, or is otherwise lawful.

               (h) To LPC's knowledge, no product liability claims have been communicated in writing to or threatened against LPC.

               (i) A complete list of LPC's proprietary software ("LPC Software"), together with a brief description, is set forth in Schedule 3.18. The LPC Software conforms in all material respects with any specification, documentation, performance standard, representation or statement provided with respect thereto by or on behalf of LPC.

               (j) All of LPC's material computer-based systems are able to operate and effectively process data including dates on or after January 1, 2000 and to the best knowledge of

LPC and the LPC Holders, all of LPC's computer-based systems which are not material are able to operate and effectively process data including dates on or after January 1, 2000, and none of the products and services sold, licensed, rendered, or otherwise provided by LPC will malfunction or will cease to function as a result of the Year 2000.

         3.19. Interested Party Transactions. LPC is not indebted to any director, officer, employee or agent of LPC (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to LPC. There have been no transactions during the two year period ending July 11, 1999 which would require disclosure under Item 404 of Regulation S-K under the Securities Act.

         3.20. Books and Records. The books of account, minute books, stock record books, and other records of LPC, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of LPC contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of LPC, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of LPC.

         3.21. Complete Copies of Materials. LPC has delivered or made available copies of each material document which has been requested by Parent or its counsel in connection with their legal and accounting review of LPC which are true and complete in all material respects.

         3.22. Material Contracts. All the material contracts and agreements to which LPC is a party are listed in Schedule 3.22 hereto. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect with respect to LPC, and to LPC's knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither LPC nor, to LPC's knowledge, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by LPC or, to LPC's knowledge, by any such other party, or permit termination, modification or acceleration, under the agreement. LPC is not a party to any material oral contract, agreement or other arrangement.

         3.23. Inventory. The inventories shown on the Financial Statements or thereafter acquired by LPC, were acquired and maintained in the ordinary course of business, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the ordinary course of business. Since December 31, 1998, LPC has continued to replenish inventories in a normal and customary manner consistent with past practices. LPC has not received notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of LPC, which is consistent with its past practice and in accordance with generally accepted accounting principles applied on a consistent basis. LPC is not under any liability or obligation with respect to the return of any item of inventory in the possession of wholesalers, retailers or other customers. Since December 31, 1998, adequate provision has been made on the books of LPC in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

         3.24. Accounts Receivable. Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than affiliates, are not subject to any prior assignment, lien or security interest and are not subject to valid defenses, set-offs or counter claims. LPC has no reason to believe that the accounts receivable will not be collected in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Financial Statements.

         3.25. Customers and Suppliers. As of the date hereof, no customer which individually accounted for more than 5% of LPC's gross revenues during the 12 month period preceding the date hereof and no supplier of LPC, has canceled or otherwise terminated, or made any written threat to LPC to cancel or otherwise terminate its relationship with LPC or has at any time on or after December 31, 1998, decreased materially its services or supplies to LPC in the case of any such supplier, or its usage of the services or products of LPC in the case of such customer, and to LPC's knowledge, no such supplier or customer has indicated either orally or in writing that it will cancel or otherwise terminate its relationship with LPC or to decrease materially its services or supplies to LPC or its usage of the services or products of LPC, as the case may be. LPC has not knowingly breached, so as to provide a benefit to LPC that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of LPC.

         3.26. Employees and Consultants. The LPC Disclosure Schedule or a letter delivered to Parent by LPC prior to the execution and delivery of this Agreement contains a list of the names of all employees and consultants of LPC, their respective salaries or wages, other compensation and dates of employment and positions.

         3.27. Condition and Sufficiency of Assets. The buildings, plants, structures, and equipment of LPC are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of LPC are sufficient for the continued conduct of LPC's businesses after the Closing in substantially the same manner as conducted prior to the Closing.

         3.28. Representations Complete. None of the representations or warranties made by LPC or the LPC Holders herein or in any Schedule or Exhibit hereto, including the LPC Disclosure Schedule, or in any certificate furnished at Closing, when all such documents are read together in their entirety, contain, or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading; provided, however, that for purposes of this representation, any document attached hereto and any document specifically referenced in the LPC Disclosure Schedule as a "Superseding Document" (even if not attached hereto) that provides information inconsistent with or in addition to any other written statement furnished to Parent in connection with the transaction contemplated hereby, shall be deemed to supersede any other document or written statement furnished to Parent with respect to such inconsistent or additional information.

    4. Representations and Warrantees of Parent and Merger Sub. Except as disclosed in a document of even date herewith and delivered by Parent to LPC prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Parent Disclosure Schedule"), Parent and Merger Sub represent and warrant to LPC and the LPC Holders as follows:

         4.1. Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted. Parent has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Parent and Merger Sub, each as amended to date, to LPC.

         4.2. Capital Structure. The authorized capital stock of Parent consists of 65,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of Preferred Stock, par value $.01 of which there were issued and outstanding as of the close of business on July 12, 1999, 24,331,236 shares of Common Stock, and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities of Parent other than shares of Parent Common Stock issued after July 12, 1999 upon the exercise of options issued under the Parent 1999 Employee Stock Option Plan, the Parent 1999 Acquisition Stock Option Plan, the Parent 1997 Amended and Restated Acquisition Stock Option Plan, the Parent 1995 Amended and Restated Employee Stock Option Plan, the Parent 1999 Directors Option Plan, (collectively, the "Parent Stock Option Plans"), or shares of Parent Common Stock issued under the Parent 1999 Employee Stock Purchase Plan (the "Parent Employee Stock Purchase Plan"). The authorized capital stock of Merger Sub consists of 100 shares of Common Stock all of which are issued and outstanding and are held by Parent. All outstanding shares of Parent and Merger Sub have been duly authorized, validly issued, fully paid and are nonassessable. As of the close of business on July 12, 1999 Parent has reserved 3,945,136 shares of Parent Common Stock for issuance to employees, directors and independent contractors pursuant to the Parent Stock Option Plans, of which 3,375,839 shares are subject to outstanding, unexercised options, and 83,333 shares of

Parent Common Stock for issuance pursuant to the Parent Employee Stock Purchase Plan, of which 83,333 shares are available for issuance. The shares of Parent Common Stock to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid, and nonassessable and free and clear of any liens, pledges, charges, security interests, encumbrances, title retention agreements, hypothecations, adverse claims, options, or equities other than as created by the LPC Holders, BBHC or LII.

         4.3. Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub. The execution and delivery of this Agreement do not and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their properties or assets. No consent, approval, order or authorization of or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Plan of Merger, together with the required officers' certificates, as provided in
Section 1.2, (ii) the filing of the Registration Statement with the SEC, (iii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iv) such filings as may be required under HSR, (v) the filing with the NASDAQ/National Market System of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the LPC Common Stock in the Merger, and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

         4.4. SEC Documents; Financial Statements. Parent has furnished to LPC a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Parent since March 18, 1999, and, prior to the Effective Time, Parent will have furnished LPC with true and complete copies of any additional documents filed with the SEC by Parent prior to the Effective Time (collectively, the "Parent SEC Documents"). In addition, Parent has made available to LPC all exhibits to the Parent SEC Documents filed prior to the date hereof and will promptly make available to LPC all exhibits to any additional Parent SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect except those which have expired in accordance with their terms, and neither Parent nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document prior to the date hereof. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the "Parent Financial Statements"), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

         4.5. Absence of Certain Changes. Since March 31, 1999 (the "Parent Balance Sheet Date"), Parent has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Parent;
(ii) any amendment or change to Parent's Certificate of Incorporation or Bylaws; or (iii) any negotiation or agreement by Parent or any of its subsidiaries to do any of the things described in the preceding clauses (i) and (ii) (other than negotiations with LPC and its representatives regarding the transactions contemplated by this Agreement).

         4.6. Absence of Undisclosed Liabilities. Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet included in Parent's Quarterly Report on Form 10-Q for the period ended March 31, 1999 (the "Parent Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Parent Balance Sheet under generally accepted accounting principles, and (iii) those incurred in the ordinary course of business since the Parent Balance Sheet Date and consistent with past practice.

         4.7. Brokers' and Finders' Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         4.8. Tax-Free Reorganization.

              (a) Prior to the Merger, Parent will be in control of Merger Sub. As used in this Section 4.8, "Control" shall have the meaning found in Section 368(c) of the Code ("Control").

              (b) Parent has no plan or intention to cause the Surviving Corporation to issue additional shares of its stock, or to take any other action, that would result in Parent ceasing to Control the Surviving Corporation.

              (c) Parent has no plan or intention to reacquire any of the Merger Consideration issued pursuant to the Merger (other than to the extent contemplated by the provisions of Article 8 hereof).

              (d) Neither Parent nor Merger Sub is or will be at the Effective Time an investment company within the meaning of Section 368(a)(2)(F)(iii) and
(iv) of the Code.

              (e) Neither Parent nor Merger Sub is or will be at the Effective Time, under the jurisdiction of a court in Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

              (f) Parent formed Merger Sub solely for the purpose of effecting the Merger, and, at all times prior to the Effective Time, Merger Sub has not conducted any business or investment activities and will have no liabilities other than in the ordinary course of business (other than as related to the consummation of the transactions contemplated hereby).

              (g) Parent has no plan or intention to (i) liquidate the Surviving Corporation, to merge the Surviving Corporation with or into another corporation, including the Parent or its affiliates, to sell, distribute, or otherwise dispose of the capital stock of the Surviving Corporation, except for transfers of stock described in Treasury Regulation Section 1.368-2(k), or (ii) cause the Surviving Corporation to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Sub in the Merger, except for dispositions made in the ordinary course of business and transfers of assets described in Treasury Regulation Section 1.368-2(k).

              (h) Parent will cause LPC to continue the historic business of LPC or use a significant portion of its historic business assets in a business, in accordance with Treasury Regulations Section 1.368-1(d).

    5.   Conduct Prior To The Effective Time.

         5.1. Conduct of Business. Except as set forth on Schedule 5.1, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, LPC shall not do, cause or permit any of the following, without the prior written consent of Parent:

              (a) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, other than in the ordinary course of business consistent with past practice;

              (b) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than shares to be issued to Bruce F. Failing, Jr. and Norton Garfinkle in satisfaction of debts of LPC to such individuals;

              (c) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property;

              (d) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

              (e) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material individually or in the aggregate, to its business, taken as a whole, except in the ordinary course of business consistent with past practice;

              (f) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

              (g) Agreements. Enter into, terminate or amend, in a manner which will adversely affect the business of LPC (i) any agreement involving an obligation to pay or the right to receive $10,000 or more, (ii) any agreement relating to the license, transfer or other disposition or acquisition of Intellectual Property rights or rights to market or sell LPC products, or (iii) any other agreement which is material to the business or prospects of LPC.

              (h) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $10,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the LPC Financial Statements.

              (i) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

              (j) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

              (k) Termination or Waiver. Terminate or waive any right of substantial value;

              (l) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, or hire any new officer level employee, pay any special bonus or special remuneration (except payments made pursuant to written agreements outstanding on the date hereof), or increase the salaries or wage rates of its employees except in the ordinary course of business in accordance with its standard past practice;

              (m) Severance Arrangements. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to written agreements outstanding on the date hereof;

              (n) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would be adverse to its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) for a breach of this Agreement;

              (o) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material individually or in the aggregate, to its business, taken as a whole;

              (p) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material amendment to a material Tax return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

              (q) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

              (r)  Dividends. Declare or pay any dividends on its capital stock;
or

              (s) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (r) above, or any action which would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

         5.2. No Solicitation.

              (a) From and after the date of this Agreement until the Effective Time, LPC shall not, directly or indirectly through any officer, director, employee, representative or agent of LPC or otherwise, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or substantially all assets, sale of shares of capital stock or similar transactions involving LPC other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"),
(ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal.

              (b) LPC shall notify Parent immediately (and no later than two hours) after receipt by LPC (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of LPC by any person or entity that informs LPC that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

    6.   Additional Agreements.

         6.1. Approval of Shareholders; Waiver of Dissenter's Rights. By signing this Agreement below, the Shareholders consent to the Merger, the Plan of Merger, and the other transactions contemplated hereby and waive any dissenter's rights they may otherwise have pursuant to applicable law.

         6.2. Access to Information.

              (a) LPC shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of LPC's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of LPC and its subsidiaries as Parent may reasonably request. LPC agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

              (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and LPC shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

              (c) No information or knowledge obtained in any investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

         6.3. Confidentiality. The parties acknowledge that Parent and LPC have previously executed a letter agreement dated April 16, 1999 and the confidentiality agreement contained in Paragraph 10 of the letter of intent dated May 18, 1999, (collectively, the "Confidentiality Agreement"), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.

         6.4. Public Disclosure. Unless otherwise permitted by this Agreement, Parent and LPC shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the National Association of Securities Dealers.

         6.5. Consents; Cooperation.

              (a) Each of Parent and LPC shall promptly apply for or otherwise seek, and use reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under HSR, and shall use reasonable best efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law.

              (b) Each of Parent and LPC shall use all reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR, the Sherman Act as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and LPC shall cooperate and use all reasonable best efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Parent and LPC decide that litigation is not in their respective best interests. Each of Parent and LPC shall use all reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

              (c) Notwithstanding anything contrary in Section 6.5(a) or (b), neither Parent nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Parent or of Parent combined with the Surviving Corporation after the Effective Time.

         6.6. Section Intentionally Omitted.

         6.7. Legal Requirements. Each of Parent, Merger Sub and LPC will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

         6.8. Indemnification Escrow Agreement. On or before the Effective Time, the Parent, Merger Sub, Indemnification Escrow Agent and the LPC Holders' Agent will execute the Indemnification Escrow Agreement contemplated by Section 8 in the form attached hereto as Exhibit E ("Indemnification Escrow Agreement").

         6.9. Listing of Additional Shares. Prior to the Effective Time, Parent shall file with the Nasdaq/National Market System a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the LPC Common Stock in the Merger and to the holders of Stock Appreciation Rights, BBHC and LII with respect to the shares of Parent Common Stock issuable under the terms of this Agreement.

         6.10. Employees. LPC shall use its best efforts (i) to cause each of the employees set forth in Section 2.3(h) to execute an employment agreement in a form reasonably agreeable to Parent, the Surviving Corporation and such employees and a Non-Competition and Non-Solicitation Statement in the form set forth as Exhibit G and (ii) to cause each other LPC employee to execute and deliver to Merger Sub a Non-Competition and Non-Solicitation Statement in the form attached as Exhibit G hereto.

         6.11. Reorganization. Parent and LPC shall each use its best efforts to cause the business combination to be effected by the Merger to be qualified as a "reorganization" described in Section 368(a) of the Code.

         6.12. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided however, that: (i) the Shareholders shall pay the expenses of LPC, including without limitation, the fee and commissions owed to Brown Brothers Harriman & Co. (as provided in Section 1.6(c)(iv) or otherwise), (ii) Parent shall pay the filing fees required in connection with any filings required pursuant to HSR and
(iii) the Parent shall pay all expenses connected with the preparation and filing of the Registration Statement, the related prospectus and any amendments thereto, including without limitation, printing expenses, legal fees and disbursements of counsel to Parent, blue sky expenses, accounting fees and filing fees, but not including underwriting commissions or similar charges, or legal fees and disbursements of counsel for the LPC Holders (all of which shall be borne by the LPC Holders).

         6.13. Registration of Shares Issued in the Merger.

               (a) Parent shall use its best efforts to have a registration statement covering the resale of the Parent Common Stock (the "Registration Statement") to be issued hereunder submitted to the SEC as soon as practicable after the date hereof and to have the Registration Statement declared effective by the SEC as soon as practicable following the Closing, provided however, that Parent's obligations under this Section 6.13(a) shall be subject to the receipt by Parent of the approval of the holders of rights to have shares of Parent Common Stock included in any registration statement on Form S-1 filed by Parent of the elimination of such rights with respect to registration statements on Form S-1 used to register securities issued in connection with a merger or acquisition, including the resale of such shares, and the compliance of the SAU Holders with the provisions of Section 1.6(b). The effectiveness of the Registration Statement shall be maintained by the Parent until the earlier of (i) the resale of such shares by the Shareholders or (ii) one year after the effective date thereof. The Registration Statement, and the maintenance thereof shall be subject to the further terms and provisions contained in Exhibit J hereto.

              (b) To the fullest extent permitted by law, the Parent will indemnify and hold harmless each LPC Holder against all actions, claims, losses, damages, liabilities and expenses to which they or any of them become subject under the Securities Act, the Exchange Act or under any other statute or at common law or otherwise and, except as hereinafter provided, will promptly reimburse each such LPC Holder, for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of material fact in the Registration Statement and prospectus filed pursuant to Section 6.13(a) or any post-effective amendment or supplement thereto or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or any violation by the Parent of any rule or regulation promulgated under the Securities Act or the Exchange Act or state securities laws applicable to the Parent and relating to action or inaction required of the Parent in connection with such registration or qualification under state securities laws; provided, however, that the Parent shall not be liable to such LPC Holder in respect of any claims, losses, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement, or omission or alleged omission made in reliance upon and in conformity with information furnished in writing to the Parent by such LPC Holder specifically for use in connection with such Registration Statement and prospectus or post-effective amendment.

              (c) To the fullest extent permitted by law, each LPC Holder will indemnify the Parent, each person, if any, who controls the Parent within the meaning of the Securities Act or the Exchange Act, each director of the Parent and each officer of the Parent who signs the Registration Statement against any actions, claims, losses, damages, liabilities and expenses to which they or any of them may become subject under the Securities Act, the Exchange Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will promptly reimburse the Parent and each such director, officer, underwriter or controlling person for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact in the Registration Statement and prospectus filed pursuant to Section 6.13(a) or any post-effective amendment thereto, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, which untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished in writing to the Parent by such LPC Holder specifically for use in connection with such Registration Statement, prospectus or post-effective amendment; provided, however, that the obligation to indemnify under this paragraph (c) will be several, not joint and several, and the maximum amount of liability in respect of such indemnification shall be in proportion to and limited to, in the case of such LPC Holder, an amount equal to the net proceeds actually received by such LPC Holder from the sale of shares of Parent Common Stock effected pursuant to such registration.

              (d)  Each person entitled to indemnification under this Section
6.13 (an "Indemnified Person") shall give notice to the party required to provide indemnification (the "Indemnifying Person") promptly after such Indemnified Person has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Person to assume the defense of any such claim and any litigation resulting therefrom, provided that counsel for the Indemnifying Person who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Indemnified Person (whose approval shall not unreasonably be withheld), and the Indemnified Person may participate in such defense at such party's expense (unless the Indemnified Person has reasonably concluded that there may be a conflict of interest between the Indemnifying Person and the Indemnified Person in such action, in which case the fees and expenses of counsel for the Indemnified Person shall be at the expense of the Indemnifying Person), and provided further that the failure of any Indemnified Person to give notice as provided herein shall not relieve the Indemnifying Person of its obligations under this Section 6.13 except to the extent the Indemnifying Person is materially prejudiced thereby. No Indemnifying Person, in the defense of any such claim or litigation, shall (except with the consent of each Indemnified Person) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of a release from all liability in respect to such claim or litigation. Each Indemnified Person shall furnish such information regarding itself or the claim in question as an Indemnifying Person may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

              (e) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which the Parent or any LPC Holder makes a claim for indemnification pursuant to this Section 6.13 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding that this Section 6.13 provides for indemnification, in such case, then the Parent and such LPC Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the Parent on the one hand and of the LPC Holder on the other in connection with the statements or omission which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations or, if the allocation provided herein is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the Parent and any LPC Holder from the offering of the securities covered by the Registration Statement. The relative fault of the Parent on the one hand and of the LPC Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Parent on the one hand or by the LPC

Holder on the other, and each party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (A) no LPC Holder will be required to contribute any amount in excess of the proceeds received by such LPC Holder from the sale of shares pursuant to the Registration Statement; and (B) no person or entity guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

              (f) The indemnification provided for under this Section 6.13 shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person, or any officer, director or controlling person of such Indemnified Person and will survive the transfer of securities.

              (g) Notwithstanding the foregoing provisions, the LPC Holders who are employed by the Surviving Corporation (the "Employee Holders") shall sell shares under any registration effected pursuant to this Section 6.13 only during the periods when the "trading window" for Parent corporate insiders is open, which is generally a period commencing two (2) trading days after the public release by Parent of its financial results for the prior period and ending on the last day of the next succeeding calendar month. The Employee Holders shall not sell any shares under the Registration Statement when such Employee Holders have been advised by Parent that Parent's "trading window" for corporate insiders has been closed. Parent agrees to (i) advise the Employee Holders of the exact period comprising, and of any changes to, its "trading window" for corporate insiders, and (ii) administer its "trading window" policy in a consistent manner vis-a-vis its corporate insiders and the Employee Holders. Notwithstanding this Section 6.13(g), the "trading window" shall not apply during the ten days commencing with the date of the effectiveness of the Registration Statement unless the Employee Holder is then in possession of material non-public information.

         6.14. Reasonable Commercial Efforts and Further Assurances. Each of the parties to this Agreement shall use reasonable commercial efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

    7.   Termination, Amendment and Waiver.

         7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 7.1(b) through Section 7.1(d), by written notice by the terminating party to the other party):

              (a)  by the mutual written consent of Parent and LPC;

              (b) by either Parent or LPC if the Merger shall not have been consummated by November 30, 1999, provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date and provided further, that such date shall automatically be extended for thirty (30) days if the only condition to Closing which has not been waived or satisfied is the termination of the waiting period pursuant to HSR;

              (c) by either Parent or LPC if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action not complied with its obligations under this Agreement;

              (d) by Parent or LPC, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in
Section 2.2(a) or (b) (in the case of termination by Parent) or Section 2.3(a) or (b) (in the case of termination by LPC) not to be satisfied and (ii) shall not have been cured within thirty (30) business days following receipt by the breaching party of written notice of such breach from the other party.

         7.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, there shall be no liability or obligation on the part of Parent, LPC, the LPC Holders, Merger Sub or their respective officers, directors, or stockholders, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Sections 6.3, 6.12 and 9.7 shall remain in full force and effect and survive any termination of this Agreement.

         7.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         7.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

    8.   Indemnification and Indemnification Escrow.

         8.1. Indemnification.

              (a) Survival of Representations and Warranties. All representations and warranties made by LPC, the LPC Holders, Parent, or Merger Sub herein, or in any certificate, Schedule or Exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until eighteen (18) months after the Closing Date (such date is sometimes referred to herein as the "Termination Date"); provided however, that (i) the representations and warranties contained in Section 3.6 shall survive until thirty (30) days after the expiration of all applicable statute of limitations periods, including any waivers or extensions, (ii) the representations and warranties contained in Sections 3.2 and 3.12 shall survive indefinitely, and (iii) any representation and warranty shall survive indefinitely which is inaccurate as a result of the fraud of, or an intentional misrepresentation made by, the party making such representation and warranty. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by a party in whose favor such representations and warranties have been made to the party that made such representations and warranties, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. Neither the period of survival nor the liability of any party with respect to the parties' representations and warranties shall be reduced by any investigation made at any time by or on behalf of any party or by facts disclosed subsequent to the date of this Agreement.

              (b) Indemnification by the LPC Holders. The LPC Holders, jointly and severally, will indemnify and hold harmless on an after-tax basis Parent and the Surviving Corporation and their respective officers, directors, agents, attorneys, employees, stockholders, successors and assigns, and each person, if any, who controls or may control Parent or the Surviving Corporation within the meaning of the Securities Act (hereinafter referred to individually as an "Indemnitee" and collectively as "Indemnitee") from and against any and all losses, costs, damages, diminution of value, liabilities and expenses, including without limitation, investigation, reasonable legal and accounting expenses (collectively, "Damages") arising out of: (i) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by LPC prior to the Closing or the LPC Holders in this Agreement, the LPC Disclosure Schedule or any other Exhibit or Schedule to this Agreement or certificate delivered at Closing under this Agreement by LPC or any of the LPC Holders; or (ii) any breach or violation of this Agreement by the LPC Holders or (prior to the Closing) LPC; or (iii) Furlong v Lamaze Publishing Company, Inc. et al (including without limitation any disposition or settlement of the claims thereunder including legal fees and expenses), or (iv) the LPC self-funded medical plan (including without limitation, claims relating to periods prior to Closing), or (v) any liabilities of LPC arising at or before the Closing (including those relating to or arising out of the ownership or operation of LPC at or before the Closing) or relating to actions, omissions to act, events or circumstances occurring at or before the Closing (including without limitation, any pending litigation, any failure to qualify to do business in any jurisdiction, and any product shipped or manufactured by, or any services provided by, LPC at or before the Closing), other than those reflected on LPC's December 31, 1998 Balance Sheet to the extent so reflected, and accounts payable and accrued expenses incurred in the ordinary course of business subject to adjustment in Section 1.6(f)(ii), those amounts set forth in clauses (u), (v), (w), (x), (y) and (z) of Section 1.6(a), and changes in deferred revenue that do not result in an elimination of deferred revenue, in each case under this clause (v) except those liabilities which would not be reflected on a balance sheet pursuant to generally accepted accounting principles. Parent, the Surviving Corporation, and their affiliates shall act in good faith and in a commercially reasonable manner to mitigate any Damages they may suffer.

              (c) Tax Indemnification. The LPC Holders, jointly and severally, will indemnify and hold harmless on an after-tax basis each Indemnitee from and against any and all liability for Taxes (including, without limitation, any matters that are set forth in Schedule 3.6 hereto) (i) for any period prior to or including the date of the Closing, to the extent such Taxes are not reflected in the reserve for Tax liability shown on the face of the LPC Balance Sheet and the LPC Balance Sheet as of March 31, 1999, as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of LPC, (ii) with respect to income reportable for a period ending after the date of the Closing but attributable to a transaction occurring in, or a change in accounting method made for, a period on or before the date of the Closing, to the extent such Taxes are not reflected in the reserve for Tax liability shown on the face of the LPC Balance Sheet and the LPC Balance Sheet as of March 31, 1999, as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of LPC, or (iii) as a result of any breach of a warranty or representation under Section 3.6.

              (d) Indemnification by the Parent and the Surviving Corporation. Parent and the Surviving Corporation will indemnify and hold harmless the LPC Holders (each, an "Indemnitee") from and against any and all Damages arising out of: (i) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Parent or Merger Sub in this Agreement, or any Exhibit or Schedule to this Agreement or certificate or other document delivered in connection with this Agreement; or (ii) any breach or violation of this Agreement by Parent or Merger Sub; or (iii) any liabilities of the Surviving Corporation after the Closing with respect to the ownership, use or operation of the Surviving Corporation. Parent and the Surviving Corporation will indemnify and hold harmless BBHC and LII from and against any and all Damages arising out of the failure of the Parent Common Stock to be so issued and to be issued to BBHC hereunder to be duly authorized, validly issued, fully paid and non-assessable or free from encumbrances, other than as created by BBHC and to be registered as required hereunder, subject to Section 1.6(c)(iv).

         8.2. General Indemnification Provisions

              (a) For the purposes of this Section 8.2, the term "Indemnitee" shall refer to the person or persons indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 8.1(b),(c) or
(d), as the case may be; the term "Indemnitor" shall refer to the person or persons having the obligation to indemnify pursuant to such provisions; and "Damages" shall refer to Damages referred to in Section 8.1(b), (c) or (d), as the case may be.

              (b) Within a reasonable time following such determination, an Indemnitee shall give the Indemnitor notice of any matter which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Damages, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement, in respect of which such right of indemnification is claimed or arises. The obligations and liabilities of an Indemnitor under this Section 8 with respect to Damages arising from claims of any third party that are subject to the indemnification provided for in this
Section 8 ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnitee shall receive notice of any Third Party Claim, the Indemnitee shall give the Indemnitor notice of such Third Party Claim within 30 calendar days and shall permit the Indemnitor, at its option, to participate in the defense of such Third Party Claim by counsel of its own choice and at its expense. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee hereunder against any Damages that may result from such Third Party Claims (subject to the limitations set forth herein), then the Indemnitor shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its reasonable choice if it gives notice to the Indemnitee within 20 calendar days of the receipt of notice of such Third Party Claim from the Indemnitee of its intention to do so. In the event the Indemnitor exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor, at the Indemnitor's expense, all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. No such Third Party Claim, except the settlement thereof which involves the payment of money only (by a party or parties other than the Indemnitee) and for which the Indemnitee is released by the third party claimant and is totally indemnified by the Indemnitor, may be settled by the Indemnitor without the written consent of the Indemnitee. Similarly, no Third Party Claim which is being defended in good faith by the Indemnitor shall be settled by the Indemnitee without the written consent of the Indemnitor.

              (c)  Limitations.

                   (i) No Indemnitor shall be liable hereunder for any Damages in excess of the sum of (x) the difference between the Fair Market Value of the Shares issued to the LPC Holders and BBHC hereunder on the date that payment is made to an Indemnitee for Damages, minus the Fair Market Value of any Shares previously sold by the LPC Holders, plus (y) the amount of the aggregate cash consideration (or the fair market value of such consideration at the time received by the Indemnitor if such consideration was property) received for such sold Shares; provided however, that prior to the issuance of any shares to the LPC Holders or the other parties to be issued shares hereunder and without limiting any provision of Section 7.2, the maximum liability for Damages hereunder shall be equal to the Fair Market Value of the shares to be issued hereunder as if such shares had been issued on the payment date of the Damages.

                   (ii) No Indemnitee shall be entitled to seek indemnification hereunder for Damages pursuant to Section 8.1(b)(i), Section 8.1(b)(ii), 8.1(d)(i), 8.1(d)(ii) or any Damages related to items not required to be on a balance sheet pursuant to generally accepted accounting principles, until the aggregate of all Damages under this Agreement exceeds $500,000. At such time as such Damages exceed $500,000, the Indemnitee shall have the right to seek indemnification from the first dollar.

                   (iii) Notwithstanding Section 8.2(c)(ii), no Indemnitee shall be entitled to seek indemnification hereunder for Damages pursuant to
         Section 8.1(b)(iii), (iv) or (v) until such time as the aggregate of all Damages under this Agreement exceed $100,000, except for Damages relating to Taxes, including without limitation as set forth in Section 8.1(c), for which there shall be no such limitation and for which Indemnitees shall be entitled to seek indemnification hereunder for Damages from the LPC Holders from the first dollar. At such time as such Damages exceed $100,000, the Indemnitees shall have the right to seek indemnification from the first dollar for the matters set forth in this Section 8.1(b)(iii), (iv) and (v).

                   (iv) Each Indemnitor's liability for any Damages shall be limited to the amount of such Damages net of the difference between any insurance proceeds received by the Indemnitee in respect thereof minus the amount of premiums paid for such insurance by the Indemnitee.

                   (v) Notwithstanding any other provision of this Agreement, except for matters covered in Section 6.13, Damages related to the matters set forth in Section 3.12, and Damages attributable to fraud, the indemnities set forth in this Section 8 shall be the exclusive remedies of the Indemnitees for any misrepresentation or breach of any representation or warranty or covenant or agreement contained in this Agreement.

                   (vi) Notwithstanding any other provision of this Agreement, no SAU Holder shall be liable for any Damages in excess of an amount thereof proportionate to the ratio that the shares of Parent Common Stock issuable to him or her hereunder bears to the total number of shares issued hereunder to all LPC Holders.

         8.3. Right of Set-Off.

              (a) To the extent the Escrow Fund has not been or would not be exhausted, unless in Parent's reasonable discretion it would be deemed to limit or prejudice Parent's rights (other than the right to seek satisfaction of Damages other than from the Escrow Fund), Parent shall first seek satisfaction of Damages claims from the Escrow Fund.

              (b) Subject to Section 8.3(a), (i) at its sole discretion and without limiting any other rights of Parent under this Agreement or at law or equity, Parent may satisfy any Damages for which it is to be indemnified by the LPC Holders in this Agreement in whole or in part by offset against any funds, securities, or other property payable by Parent to the LPC Holder and/or by giving a notice of claim pursuant to the Indemnification Escrow Agreement; and
(ii) neither the exercise of nor the failure to exercise such right of set-off or to give a notice of claim pursuant to the Indemnification Escrow Agreement will constitute an election of remedies or limit Parent or Surviving Corporation in any manner in the enforcement of any other remedies that may be available to them.

              (c) The LPC Holders shall satisfy indemnification obligations by payment, at their election, in either cash or shares of Parent Common Stock issued hereunder with a Fair Market Value equal to the Damages for which the indemnification is claimed. After the Registration Statement becomes effective, to the extent any satisfaction of indemnification obligations has been made in shares, such shares shall, at the option of Parent, be sold by the LPC Holders. The proceeds of any such sale net of transaction expenses approved by Parent shall be paid to Parent and deemed to satisfy such indemnification obligation in full.

         8.4. Indemnification Escrow Fund.

              (a) Subject Section 8.3(a), in addition to any other available remedies, Parent and the Surviving Corporation shall be entitled to recover from the Indemnification Escrow Fund the amount of any indemnification to which it is entitled under this Agreement.

              (b) At the Closing, fifteen percent (15%) of the shares of Parent Common Stock issued hereunder (or, with respect to the SAU Shares, immediately prior to the effectiveness of the Registration Statement 15% of the shares issued in redemption of the Stock Appreciation Units which do not constitute SAU Escrow Shares) (collectively, the "Indemnification Escrow Shares"), shall be registered in the name of, and be deposited with, Continental Stock Transfer and Trust Company (or other institution selected by Parent with the reasonable consent of LPC) as escrow agent (the "Indemnification Escrow Agent"), such deposit to constitute the Indemnification Escrow Fund and to be governed by the terms set forth herein and in the Indemnification Escrow Agreement attached hereto as Exhibit E. The Indemnification Escrow Fund shall be available to compensate Parent pursuant to the indemnification obligations of the LPC Holders, but shall not be the exclusive source of such compensation, subject to the third sentence of Section 8.3. In the event Parent issues any Additional Indemnification Escrow Shares (as defined in Section 8.4(c)), such shares will be issued in the name of the Indemnification Escrow Agent and delivered to the Indemnification Escrow Agent in the same manner as the Indemnification Escrow Shares delivered at the Closing.

              (c) Except for dividends paid in stock declared with respect to the Indemnification Escrow Shares ("Additional Indemnification Escrow Shares"), which shall be treated pursuant to Section 8.4(b) hereof, any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Indemnification Escrow Shares will be delivered to the LPC Holders on a pro rata basis based on their respective escrow contribution. Each LPC Holder will have voting rights with respect to the Indemnification Escrow Shares deposited in the Indemnification Escrow Fund with respect to such person so long as such Indemnification Escrow Shares are held in escrow, and Parent will take all reasonable steps necessary to allow the exercise of such rights. While the Indemnification Escrow Shares remain in the Indemnification Escrow Agent's possession pursuant to this Agreement, the LPC Holders will retain and will be able to exercise all other incidents of ownership of said Indemnification Escrow Shares which are not inconsistent with the terms and conditions of this Agreement.

         8.5. Indemnification Escrow Period; Release From Indemnification
Escrow.

              (a) The escrow shall terminate on the Termination Date (the "Indemnification Escrow Period"); provided, however, that a portion of the Indemnification Escrow Fund, which, in the reasonable judgment of Parent is necessary to satisfy any unsatisfied claims specified in any Notice of Claim (defined in Section 8.6) theretofore delivered to the Indemnification Escrow Agent prior to termination of the Indemnification Escrow Period with respect to facts and circumstances existing prior to expiration of the Indemnification Escrow Period, shall remain in the Indemnification Escrow Fund until such claims have been resolved.

              (b) Within three (3) business days after the Termination Date (the "Release Date"), the Indemnification Escrow Agent shall release from escrow to the LPC

Holders their portion of the Indemnification Escrow Shares and Additional Indemnification Escrow Shares and cash in the Indemnification Escrow Fund, less with respect to each such LPC Holder the number of Indemnification Escrow Shares and Additional Shares and the amount of cash with a Fair Market Value equal to
(A) such LPC Holder's portion of any liability delivered to Parent in accordance with Section 8.6 in satisfaction of indemnification claims by an Indemnitee and
(B) such LPC Holder's portion of any liability subject to delivery to an Indemnitee in accordance with Section 8.5(a) with respect to any pending but unresolved indemnification claims of such Indemnitee. Any Indemnification Escrow Shares, Additional Indemnification Escrow Shares and/or cash held as a result of clause (B) shall be released to the LPC Holders or released to Parent (as appropriate) upon resolution of each specific indemnification claim involved. Parent will take such action as may be necessary to cause certificates for such shares to be issued in the names of the appropriate persons. Certificates representing Indemnification Escrow Shares and Additional Indemnification Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from Indemnification Escrow to the LPC Holders . In lieu of any fraction of an Indemnification Escrow Share to which a LPC Holder would otherwise be entitled, such LPC Holder will receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by the Fair Market Value per share.

              (c) Except as may be otherwise set forth in the Indemnification Escrow Agreement, no Indemnification Escrow Shares or Additional Indemnification Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any LPC Holder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such LPC Holder, prior to the delivery to such LPC Holder of his portion of the Indemnification Escrow Fund by the Indemnification Escrow Agent as provided herein.

              (d) The Indemnification Escrow Agent is hereby granted the power to effect any transfer of Indemnification Escrow Shares contemplated by this Agreement. Parent will cooperate with the Indemnification Escrow Agent in promptly issuing stock certificates to effect such transfers.

         8.6. Claims Upon Indemnification Escrow Fund. Upon receipt by the Indemnification Escrow Agent on or before the Release Date of a certificate signed by any officer of Parent (a "Notice of Claim ") stating that with respect to the indemnification obligations of the LPC Holders set forth in Section 8.1(b) or (c), Damages exist and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, or that an adjustment pursuant to Section 1.6(f)(ii) is to be made, the Indemnification Escrow Agent shall, subject to the provisions of this Section 8, deliver to Parent out of the Indemnification Escrow Fund, as promptly as practicable, Parent Common Stock or other assets held in the Indemnification Escrow Fund having a Fair Market Value equal to such Damages or Adjustment Amount. For the purpose of compensating Parent for its Damages or the Adjustment Amount pursuant to this Agreement, the Parent Common Stock in the Indemnification Escrow Fund shall be valued at the Fair Market Value. In determining the amount of any Damage attributable to a breach, any materiality standard contained in a representation, warranty or covenant of LPC or the LPC Holders shall be disregarded with respect to such breach.

         8.7. Objections to Claims. At the time of delivery of any Notice of Claim to the Indemnification Escrow Agent, a duplicate copy of such Notice of Claim shall be delivered to the LPC Holders' Agent and for a period of thirty
(30) days after such delivery, the Indemnification Escrow Agent shall make no delivery of Parent Common Stock or other property pursuant to Section 8.6 hereof in compensation for Damages unless the Indemnification Escrow Agent shall have received written authorization from the LPC Holders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Indemnification Escrow Agent shall make delivery of the Parent Common Stock or other property in the Indemnification Escrow Fund in compensation for Damages in accordance with Section 8.6 hereof, provided that no such payment or delivery may be made if the LPC Holders' Agent shall object in a written statement to the claim made in the Notice of Claim, and such statement shall have been delivered to the Indemnification Escrow Agent and to Parent prior to the expiration of such thirty (30) day period.

         8.8. Resolution of Conflicts and Arbitration.

              (a) In case the LPC Holders' Agent shall so object in writing to any claim or claims by Parent made in any Notice of Claim or otherwise in compensation for Damages, Parent shall have thirty (30) days to respond in a written statement to the objection of the LPC Holders' Agent. If after such thirty (30) day period there remains a dispute as to any claims in compensation for Damages, the LPC Holders' Agent and Parent shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the LPC Holders' Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the LPC Holders and if such claim is against the Indemnification Escrow Fund to the Indemnification Escrow Agent. With respect to claims in compensation for Damages to be paid by the LPC Holders hereunder which are not satisfied by the Indemnification Escrow Fund, the LPC Holders shall, subject to the terms of this Section 8, pay the amount of such claim to Parent within five (5) business days of the date of such memorandum. The Indemnification Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Parent Common Stock or other property from the Indemnification Escrow Fund in accordance with the terms thereof.

              (b) If no such agreement can be reached after good faith negotiation, either Parent or the LPC Holders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conduced by one arbitrator. Parent and the LPC Holders' Agent shall agree on the arbitrator, provided that if Parent and the LPC Holders' Agent cannot agree on such arbitrator, either Parent or LPC Holders' Agent can request that Judicial Arbitration and Mediation Services ("JAMS") select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusions of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement.

              (c) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in New York, New York under the commercial rules then in effect of the American Arbitration Association.

         8.9. LPC Holders' Agent.

              (a) Bruce F. Failing, Jr. shall be constituted and appointed as agent ("LPC Holders' Agent") for and on behalf of the LPC Holders to give and receive notices and communications, to authorize delivery to Parent of the Parent Common Stock or other property from the Indemnification Escrow Fund or the LPC Holders in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the LPC Holders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the LPC Holders from time to time upon not less than 10 days' prior written notice to Parent. No bond shall be required of the LPC Holders' Agent, and the LPC Holders' Agent shall receive no compensation for his services. Notices or communications to or from the LPC Holders' Agent shall constitute notice to or from each of the LPC Holders.

              (b) The LPC Holders' Agent shall not be liable for any act done or omitted hereunder as LPC Holders' Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The LPC Holders shall severally indemnify the LPC Holders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the LPC Holders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

              (c) The LPC Holders' Agent shall have reasonable access to information about LPC and the reasonable assistance of LPC's officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the LPC Holders' Agent shall treat confidentially and not disclose any nonpublic information from or about LPC to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

              (d) Bruce F. Failing, Jr. acknowledges that he may have a conflict of interest with respect to his duties as LPC Holders' Agent, and in such regard Bruce F. Failing, Jr. agrees that he will act in the best interests of the LPC Holders.

         8.10. Actions of the LPC Holders' Agent. A decision, act, consent or instruction of the LPC Holders' Agent shall constitute a decision of all the LPC Holders and shall be final, binding and conclusive upon each such LPC Holder, and the Indemnification Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the LPC Holders' Agent as being the decision, act, consent or instruction of each and every LPC Holder. The Indemnification Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the LPC Holders' Agent.

     9.  Tax and Employee Covenants.

         9.1. Tax Returns. From and after the Closing, the Shareholders shall prepare and file, in a manner consistent with past practices, all federal income tax returns of LPC relating to income of LPC for any period ending on or before the Closing Date, and any state or local return of LPC relating to income of LPC for any such period. The Shareholders shall permit Parent to review and comment on each tax return described in the preceding sentence prior to filing. The Shareholders shall include any income, gain, loss, deduction or other tax items for such periods on their tax returns in a manner consistent with the Schedule K-1s prepared by the Shareholders for such period. From and after the Closing, Parent and Surviving Corporation shall provide the Shareholders, and each of them, with such assistance as may reasonably be requested in connection with the preparation of any tax return, any audit or other examination by any taxing authority, or the response to any claim of any nature, or any judicial or administrative proceeding (including, with limitation, with respect to any tax liability), and in connection therewith shall furnish reasonable access to any pertinent records or information relevant to such returns, audits, examination, claims, or proceedings, as are in their respective possession or subject to their respective control.

         9.2. Employee Benefit Plans.

              (a) Participation in Employee Benefit Plans. All participants in the Lifetime Institute 401(k) Profit-Sharing Plan and the Lamaze Publishing Company, Inc. Group Health Plan on the day before the Closing, who become employees of the Surviving Corporation on Closing shall participate immediately in any 401(k) Plan and any comparable group health plan maintained by Parent. Coverage of such employees in the group health plan maintained by Parent shall not be limited through the application of any pre-existing condition exclusion except as allowed under applicable law.

              (b) Distribution of Assets from Lifetime Institute 401(k) Profit Sharing Plan. Following termination of the Lifetime Institute 401(k) Profit Sharing Plan, assets will not be distributed among former participants in connection with the plan termination until LPC receives a letter from the Internal Revenue Service determining that the Lifetime Institute 401(k) Profit-Sharing Plan is qualified under section 401(a) of the Internal Revenue Code on termination.

              (c) Payment of Claims Incurred but Not Yet Revealed on Closing. Claims and expenses incurred but not submitted under the Lamaze Publishing Company, Inc. Group Health Plan as of the Closing Date shall be paid pursuant to the terms of the Lamaze

Publishing Company, Inc., Group Health Plan by Parent or the Surviving Corporation, subject to the indemnity set forth in Section 8.1(b) of this Agreement.

    10.  General Provisions.

         10.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered if delivered personally (upon receipt), or three (3) business days after being mailed by registered or certified mail, postage prepaid (return receipt requested), or one (1) business day after it is sent by reputable nationwide overnight courier service, or upon transmission, if sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

              (a)  if to Parent or Merger Sub, to:

                         iVillage Inc.
                         170 Fifth Avenue
                         New York, New York 10010
                         Attention:    Caterina Conti, Esq.
                         Telephone:    (212) 206-2894
                         Telecopier:   (212) 367-9133

                    with a copy (not constituting notice) to:

                         Orrick, Herrington & Sutcliffe LLP
                         400 Sansome Street
                         San Francisco, California 94111
                         Attention:    Richard V. Smith, Esq.
                         Telephone:    (415) 773-5830
                         Telecopier:   (415) 773-5759

              (b)  if to LPC, to:

                         Lamaze Publishing Company Inc.
                         9 Old Kings Highway, South
                         Darien, CT 06820
                         Attention:    Bruce F. Failing, Jr.
                         Telephone:    (203) 559-3652
                         Telecopier:   (203) 656-2574

                   with a copy to:

                         Krugman & Kailes
                         Park 80 West-Plaza Two
                         Saddle Brook, NJ 07663-5835
                         Attention:    Howard Kailes and Robert I. Wexler
                         Telephone:    (201) 845-3434
                         Telecopier:   (201) 845-9627

              (c)  if to LPC Holders' Agent, to:

                         Bruce F. Failing, Jr.
                         83 Pecksland Road
                         Greenwich, CT 06831
                         Telephone:    (203) 869-0908
                         Telecopier:   (203) 869-4371

                   with a copy to:

                         Krugman & Kailes
                         Park 80 West-Plaza Two
                         Saddle Brook, NJ 07663-5835
                         Attention:    Howard Kailes and Robert I. Wexler
                         Telephone:    (201) 845-3434
                         Telecopier:   (201) 845-9627


         10.2. Definitions. In this Agreement any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole. In this Agreement any reference to a party's "knowledge" means such party's actual knowledge after reasonable inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of such matters. In this Agreement any reference to a "business day" means any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in New York, New York.

         10.3. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         10.4. Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules (including the LPC Disclosure Schedule and the Parent Disclosure Schedule) (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder except for those rights of BBHC and LII explicitly set forth herein; and shall not be assigned by operation of law or otherwise without the written consent of the other party.

         10.5. Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         10.6. Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         10.7. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of New York that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any Action (as defined below) arising out of this Agreement, any related document or certificate or any transaction contemplated hereby or thereby. Each of the parties hereto agrees to commence any Action relating hereto either in the United States District Court for the Southern District of New York or if such Action may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section
10.1 shall be effective service of process for any Action in New York with respect to any matters to which it has submitted to jurisdiction in this Section
10.7. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement, or any transaction contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. For purposes of this Agreement, "Action" means any claim, action, suit or arbitration, or any other proceeding, in each instance by or before any Governmental Entity or any nongovernmental arbitration, mediation or other nonjudicial dispute resolution body.

         10.8. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by each of them or their respective officers hereunto duly authorized, all as of the date first written above.

iVILLAGE INC.                               LAMAZE PUBLISHING COMPANY, INC.

By:                                         By:
   ----------------------------------          ---------------------------------
   Steve Elkes                                 Virginia Cargill
   Senior Vice President                       President

LPC ACQUISITION CORPORATION                 SHAREHOLDERS:

By:
   -----------------------------------      ------------------------------------
   Steve Elkes                              Bruce F. Failing, Jr.
   Senior Vice President and Treasurer

                                            Elizabeth F. Failing and Leigh Q.
                                            Failing
                                            Trustees under Paragraph II of
                                            Article First of The Failing Trust
                                            under Agreement dated July 31, 1990
                                            for the Benefit of Lindsay Failing

                                            By:
                                               ---------------------------------


                                            By:
                                               ---------------------------------


                                            Elizabeth F. Failing and Leigh Q.
                                            Failing
                                            Trustees under Paragraph II of
                                            Article First of The Failing Trust
                                            under Agreement dated July 31, 1990
                                            for the Benefit of Bruce F.
                                            Failing, III

                                            By:
                                               ---------------------------------


                                            By:
                                               ---------------------------------

--------------------------------------      ------------------------------------
            Norton Garfinkle                          Robert C. Ford


THE GILLIAN GARFINKLE
S CORPORATION TRUST                         ------------------------------------
                                                      David Diamond

By:
   -----------------------------------

THE NICHOLAS GARFINKLE
S CORPORATION TRUST

By:
   -----------------------------------

STOCK APPRECIATION UNIT HOLDERS



--------------------------------------
     Virginia Cargill


--------------------------------------
     Douglas Bivona


--------------------------------------
     Paul Kessinger



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